Exhibit 10.1
ASSET PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 24th day of September, 2009, by and among FIESTA BRANDS, INC., a Delaware corporation (“Seller”) and EL POLLO LOCO INC., a Delaware corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Purchaser is the franchisor of the El Pollo Loco® chain of quick-serve restaurants which feature flame-grilled food products and related services, and (as such) is the licensor of the trademarks, logos, trade names, trade dress, service marks, and other property (the “Marks”) necessary to operate restaurants under the name “El Pollo Loco®” (the “Franchise”); and

WHEREAS, pursuant to an El Pollo Loco Franchise Agreement and Amendment to Franchise Agreement dated April, 2007, (collectively, “Franchise Agreement #1”), issued by Purchaser, Seller owns and operates an El Pollo Loco® restaurant, identified as Unit No. 3631 (the “Restaurant #1”), at 885 Thornton Road, Lithia Springs, Georgia (the “Premises #1”); and

WHEREAS, pursuant to an El Pollo Loco Franchise Agreement and Amendment to Franchise Agreement dated May, 2007, (collectively, “Franchise Agreement #2”), issued by Purchaser, Seller owns and operates an El Pollo Loco® restaurant, identified as Unit No. 3616 (the “Restaurant #2”), at 3979 Buford Hwy, Atlanta, Georgia (the “Premises #2”); and

WHEREAS, pursuant to an El Pollo Loco Franchise Agreement and Amendment to Franchise Agreement dated June, 2007, (collectively, “Franchise Agreement #3”), issued by Purchaser, Seller owns and operates an El Pollo Loco® restaurant, identified as Unit No. 3632 (the “Restaurant #3”), at 895 Holcomb Bridge Road, Roswell, Georgia (the “Premises #3”); and

WHEREAS, pursuant to an El Pollo Loco Franchise Agreement and Amendment to Franchise Agreement dated January 24, 2008, (collectively, “Franchise Agreement #4”), issued by Purchaser, Seller owns and operates an El Pollo Loco® restaurant, identified as Unit No. 3661 (the “Restaurant #4”), at 2521 S.E. Cobb Parkway, Atlanta, Georgia (the “Premises #4”); and

WHEREAS, Franchise Agreement #1, Franchise Agreement #2, Franchise Agreement #3 and Franchise Agreement #4 may be collectively referred to in this Agreement as the “Franchise Agreements.”

WHEREAS, Restaurant #1, Restaurant #2, Restaurant #3 and Restaurant #4 may be collectively referred to in this Agreement as the “Restaurants.”

WHEREAS, Premises #1, Premises #2, Premises #3 and Premises #4 may be collectively referred to in this Agreement as the “Premises.”

WHEREAS, Lease #1, Lease #2, Lease #3 and Lease #4 discussed in Section 1.1 (f)-(i) may be collectively referred to in this Agreement as the “Leases.”

WHEREAS, Seller desires to sell the Restaurants and the businesses conducted at the Premises as a going concern, together with certain of the assets used in the conduct thereof (collectively, the “Businesses”), to Purchaser on the terms and conditions set forth in this Agreement, which terms and conditions are acceptable to Seller and Purchaser.

WHEREAS, Seller owns and operates El Pollo Loco® restaurants identified as Unit No. 3655 (2045 Marketplace Blvd., Ste. A-100, Cumming, GA), Unit No. 3636 (5375 Fairington Road, Lithonia, GA), Unit No. 3635 (2390 Dallas Hwy, SW, Marietta, GA), Unit No. 3634  (1537 Shallowford Road, Gainesville, GA) and Unit No. 3633 (1999 Lake Road, Hiram, GA) (collectively, the “Excluded Businesses”) under franchise agreements with Purchaser, and desires to sell only the furniture, fixtures and equipment located at the Excluded Businesses (collectively, the “Additional FFE”) to Purchaser and Purchaser desires to acquire the Additional FFE from Seller,

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.           Purchase of Assets.

1.1           Assets Sold.  On the terms and conditions set forth in this Agreement, Seller will transfer, sell, assign, and convey to Purchaser, all of Seller’s right, title, and interest in and to the Businesses and the following assets (the “Purchased Assets”), free and clear of any and all liens, claims, charges, and encumbrances:

(a)           All furniture, fixtures, equipment (including spare parts), light fixtures, art and decor, floor and wall coverings, signs (including graphic inserts, related components, and peripherals), and computer hardware and software (subject to any licensing restrictions in such software and Section 1.3 below), located on or at the Premises, which are owned by Seller and specifically used in the Businesses, including those items set forth on the attached Schedule 1.1(a) and Additional FFE specified on Schedule 1.1(a)(i) attached hereto.

(b)           The agreements, contracts, personal property leases, commitments, and arrangements listed in the attached Schedule 1.1(b), as well as all service contracts, maintenance agreements, and warranties applicable or appurtenant to the Businesses or the Purchased Assets (collectively, the “Assumed Contracts”).

(c)           All goodwill directly associated with the Businesses.

(d)           Such rights as Seller has to use all telephone numbers currently used in connection with the conduct of the Businesses.

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(e)           Intentionally Omitted.

(f)           All of Seller’s rights as “Tenant” of Premises #1 under the Lease dated March 23, 2007, (the “Lease #1”), between Eastwest Venture, LLC, (“Lessor”), and Fiesta Realty, Inc., which Lease was assigned to Seller.  Attached in Schedule 1.1(f) is a complete list of Lease #1 and all amendments, addendums, or other modifications of the Lease, a true and correct copy of which has been delivered to Purchaser.

(g)           All of Seller’s rights as “Tenant” of Premises #2 under the Lease dated April 25, 2007, (the “Lease #2”), between CCD Buford, LLC, (“Lessor”), and Fiesta Realty, Inc., which Lease was assigned to Seller.  Attached in Schedule 1.1(f) is a complete list of Lease #2 and all amendments, addendums, or other modifications of the Lease, a true and correct copy of which has been delivered to Purchaser.

(h)           All of Seller’s rights as “Tenant” of Premises #3 under the Lease dated May 4, 2007, (the “Lease #3”), between Glenridge Warsaw, LLC, (“Lessor”), and Fiesta Realty, Inc., which Lease was assigned to Seller.  Attached in Schedule 1.1(f) is a complete list of Lease #3 and all amendments, addendums, or other modifications of the Lease, a true and correct copy of which has been delivered to Purchaser.

(i)           All of Seller’s rights as “Tenant” of Premises #4 under the Lease dated September 10, 2007, (the “Lease #4”), between First States Investors Branch One, L.P., (“Lessor”), and Fiesta Realty, Inc., which Lease was assigned to Seller.  Attached in Schedule 1.1(f) is a complete list of Lease #4 and all amendments, addendums, or other modifications of the Lease, a true and correct copy of which has been delivered to Purchaser.

(j)           All leasehold improvements to the Premises, including the building in which the Restaurants are operated, subject to the terms of the applicable Leases.

(k)           To the extent assignable, all permits and licenses held by or issued to Seller in connection with the Premises and all plans, specifications, and drawings related to improvements to the Premises.  Attached as Schedule 1.1(k) is a list of all licenses and occupancy permits (including certificates of occupancy, food handling permits, and sales tax permits) relating to the Restaurants that Seller has been able to locate after diligent, good-faith search.

(l)           On the Closing Date, Purchaser and Seller will execute a Termination of the Franchise Rights and Mutual Release in the form of Exhibit “A” (the “Termination of Franchise Rights”).

(m)         All of Seller’s merchantable foodstuffs, paper goods, and other raw materials, and packaging materials; all surplus uniforms, office supplies, forms, utensils, small wares, cleaning materials and supplies, and other similar consumable personal property and supplies (collectively, the “Supplies”) on the Premises on the Closing Date (as defined in Section 2.3, below).

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(n)           All cash on hand in the Restaurants on the Closing Date (including a reasonable change fund consistent with past operation of the Business) (the “Cash Tills”).

1.2           Possession.  Possession of the Purchased Assets will be delivered to Purchaser upon the consummation of the Closing as of the Closing Date.  Purchaser or Purchaser’s designee, at Purchaser’s sole cost and expense, shall remove the Additional FFE from the premises of the Excluded Businesses on the Closing Date or on the day after the Closing Date. Seller shall provide Purchaser access to the premises of the Excluded Businesses for such two (2) day period to insure that the Additional FFE is in good working order.  Any Additional FFE not removed by Purchaser shall be deemed abandoned by Purchaser.

1.3           Equipment Leases.     Any equipment leases shall be paid in full by Seller at or before the Closing and the equipment transferred to Purchaser per the Bill of Sale.

2.           Purchase Price / Closing.

2.1           Purchase Price and Payment.  In consideration for the Businesses and the Purchased Assets, Purchaser will pay to Seller's lender (General Electric Capital Corporation or "GECC"), One Million Seven Hundred Twenty Thousand and 00/100 Dollars ($1,720,000.00) (the "Purchase Price") in cash by wire transfer on the Closing Date, subject to (i) adjustments as provided in Section 6 below and (ii) prorations as provided in Section 8 below. By GECC's signature below, GECC agrees that they will reimburse Purchaser within ten (10) days the amount due:  (a) if Seller would have any liabilities to Purchaser under Sections 13 and 14 of this Agreement, (b) if Purchaser presents to GECC a written demand for payment with respect to such liabilities within sixty (60) days of the Closing Date, (c) with respect to any claims for such liabilities up to $50,000.00 and after Purchaser presents evidence of its payment of such claims, and (d) with respect to claims for such liabilities exceeding $50,000.00 but not more than $125,000.00 and GECC reasonably determines that Purchaser is entitled to reimbursement from GECC of such amounts under Sections 13 and 14 of this Agreement up to a maximum amount of an additional $75,000.00, GECC will make such determination within (10) days of receipt of the claim from Purchaser, and if appropriate, reimburse Purchaser.

2.2           Allocation of Purchase Price.  The parties will allocate the Purchase Price for all purposes (including accounting and income tax treatment) as set forth in Schedule 2.2.  In support of that treatment, the parties will exchange executed copies of Internal Revenue Service forms 8594 reflecting this allocation.

2.3           Closing.  The closing of the transaction contemplated by this Agreement (the “Closing”) will take place at 10 a.m. eastern time on September 24, 2009, or a later date if mutually agreed in writing by the parties (the “Closing Date”), effective as of 12:01 a.m. on the morning of the Closing Date, at the offices of Seller or Seller’s counsel in the metropolitan Atlanta, Georgia area.

3.           Assumed Contracts.  On the Closing Date, Purchaser and Seller will execute an assignment and assumption of the Assumed Contracts in the form of Exhibit “B” (the “Assumed Contracts Assignments”).  If (a) considered necessary or advisable by Seller or Purchaser, or (b) required by the other party to any Assumed Contract, the parties will execute a separate a separate assignment of specific Assumed Contracts.

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4.           Assignment and Assumption of Lease.

4.1           Title to Leased Property.  Seller has valid and indefeasible leasehold estates in the Premises, subject only to the terms of the Leases.  To the best of Seller’s Knowledge, the Lessor has fee simple title to the premises, subject only to easements and restrictions of record, none of which has or will have any material adverse impact on the ability of Purchaser to operate the Restaurants at the Premises following the Closing.

Seller will provide to Purchaser copies of all title policies and surveys in the possession of Seller relating to the Premises within three (3) days after execution of this Agreement.

4.2           Environmental Issues.  Seller will provide to Purchaser copies of all environmental reports, including any Phase I or Phase II environmental audits, in the possession of Seller relating to the Premises within two (2) days after execution of this Agreement.  To the best of Seller’s Knowledge, Seller is in compliance with all federal, state, and local statutes, rules, ordinances, and other laws and regulations relating to protection of the environment, including the Solid Waste Disposal Act, as amended by the Resource Conservation Act and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901, et seq.; the Clean Air Act, 42 U.S.C. §7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. §3007, et seq.: the Toxic Substances Control Act, 15 U.S.C. §2601, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; and the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq., and any laws, statutes, rules, orders, ordinances, and other laws and regulations thereunder, relating to or regulating hazardous or toxic substances or air, water, or land quality, waste, or other similar environmental matters applicable to Seller.

At the option of Purchaser, Purchaser may obtain so-called “Phase I environmental audit of the Premises, the costs of which will be borne by Purchaser.  If those audits reveal environmental concerns, Purchaser may terminate this Agreement.

4.3           Due Diligence Materials.   Purchaser shall have until 4:00 pm eastern time, September 23, 2009 (the “Deadline”) to review and approve or disapprove all due diligence materials provided by Seller or obtained by Purchaser, including title reports, surveys, environmental reports, tax bills, licenses and permits, building plans, Purchaser’s books and records, lien searches, real estate leases and other documents and information regarding the Purchased Assets (the “Due Diligence Documents”).  Purchaser shall have until the Deadline to deliver to Seller a disapproval notice stating that Purchaser’s inspection of the Purchased Assets has disclosed a defect or an unapproved condition or that the Purchased Assets are otherwise unacceptable to Purchaser in Purchaser’s sole and absolute discretion.  If Purchaser delivers a disapproval notice, Purchaser shall be deemed to have terminated this Agreement.

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4.4           Assignment of Lease.  On the Closing Date, as a condition to Purchaser’s obligation to proceed with Closing, Purchaser shall have obtained an Assignment and Assumption of Lease for the Leases substantially in the form of Exhibit “C” (the “Lease Assignment”), accompanied by an estoppel certificate from Lessors, substantially in the form of Exhibit “D”.  Additionally, Purchaser's obligation to proceed with Closing is contingent upon the receipt by Purchaser of (i) any necessary consents from the landlords under the Leases to the assignment of the respective leases and (ii) executed amendments to any of the terms of the Leases in a form acceptable to Purchaser.  Seller will indemnify and hold harmless Purchaser from any obligations arising under the Leases before the Closing Date; and Purchaser will indemnify and hold harmless Seller from any obligations arising under the Leases after the Closing Date.  Purchaser will be solely responsible for obtaining landlord consents prior to the closing and for paying any fees or costs incurred to obtain necessary consents; provided, however, failure to do so shall not be a breach hereunder but shall only be deemed a failure of a condition to Purchaser’s obligation to proceed with Closing.

5.           No Assumption of Debt.  Except for the Leases and the Assumed Contracts, Purchaser will not assume any existing or future liabilities, debts, obligations, accounts payable, lease obligations, contracts, warranties, or agreements of Seller, regardless of how the obligations may have arisen, including, but not limited to, (a) any taxes or other governmental charges (including any taxes not yet due and payable which relate to periods prior to the Closing Date), or claims whether or not disclosed herein and (b) any liabilities regarding independent contractors or employees of Seller, including liabilities for vacation pay, sick pay, severance pay, profit-sharing or pension plans, bonuses, or other employee benefit or “fringe benefit” arrangement, (in accordance with Section 7.2, Seller will compensate and terminate all of its employees employed at the four (4) Restaurants at the Businesses as of the day immediately preceding the Closing Date and Purchaser may hire any or all of those employees without assuming any obligations of Seller).

All liabilities with respect to the operation of the Businesses not otherwise provided for in this Agreement which are paid or become payable after the Closing Date will be allocated between Purchaser and Seller according to the accounting period to which they relate.  Items relating to a time before the Closing Date will be paid by Seller and those relating to a time after the Closing Date will be paid by Purchaser. Subject to the following sentence and subject to Seller’s right to withhold payment in the event that there exists any bona fide dispute between Seller and the creditor or claimant thereunder, Seller will, as and when due, pay in full, all debts, liabilities, claims (both current and contingent), and obligations relating to the Businesses and the Purchased Assets allocable to Seller pursuant to the terms of this Agreement.  With respect to those Purchased Assets that secure indebtedness of Seller, Seller will obtain releases of all liens encumbering the Purchased Assets, but will not otherwise be obligated to pay the indebtedness in full or in part.  Seller’s obligations hereunder are contingent upon receipt of a payoff and release letter (the “Lender Release Instructions”) from General Electric Capital Corporation (“GE”) stating that it will release its liens on the Purchased Assets promptly after payment of all of the net proceeds of the Purchase Price pursuant to instructions provided in the Lender Release Instructions.

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6.           Cash Tills; Supplies.  Before the Restaurants open to business to the public on the Closing Date, representatives of Seller and Purchaser will meet at the Restaurants.  At that time, those representatives will take a physical account of the cash on hand in the Restaurants and record the results of an Acknowledgement in the forms listed on Schedule 6.

In addition to the Purchase Price, Purchaser will reimburse Seller for the amount of the Cash Tills.  Because the Closing is effective before the start of business on the Closing Date, all expenses incurred on the Closing Date (including costs of labor) will be for the account of Purchaser, and all income on the Closing Date will be for the benefit of Purchaser.  The Purchase Price includes Supplies for operation of the Businesses and as a condition of Closing, there shall be a sufficient amount of Supplies at the Premises to conduct business on the Closing Date.

7.           Labor Matters.  Seller is not aware of any general unrest among its employees or collective dissatisfaction with employment or any individual employee claim against Seller or the employer.  Seller is not a party to any collective bargaining agreement that could have an effect on the employees at the Restaurants.  To the best of Seller’s Knowledge, there are no union organizing efforts underway or any unfair labor practice claims pending or (to the best of knowledge of Seller) threatened, nor any existing labor strikes, slowdowns, disputes, grievances, or disturbances.

7.1           Employee List.  Attached as Schedule 7.1 is a list of all employees (part-time and full-time) of Seller who, as of the date of this Agreement, work at the Restaurants, together with the rate of compensation payable to each and their respective hire dates.  Schedule 7.1 also shows the amount of fringe benefits, paid vacation, or other such benefits due to each of those employees from Seller.  Seller has made no promise or commitment, whether orally or in writing, to increase any employee’s compensation or grant any bonus to any employee.

7.2           Termination and Hiring.  Effective at the close of business the evening before the Closing Date, Seller will terminate all of its employees that work at the Restaurants, and will pay all those employees all accrued wages and salaries (including vacation pay), fringe benefits, or other benefits due to those employees in immediately available funds.  Purchaser may (but is not required) to hire any or all of those employees, at the rates of pay, benefits, and other conditions of employment chosen by Purchaser.

7.4           Employee Communications.  From and after the date hereof, Seller will not communicate to the employees of the Restaurants the fact of the sale of the Restaurants to Purchaser except in coordination with Purchaser.  Approximately two (2) days before the scheduled Closing Date, representatives of Seller and of Purchaser will jointly meet with the employees at the Restaurants to explain the transition, including the terms of employment offered by Purchaser.  Seller will cooperate with Purchaser to endeavor to have a smooth transition of any of Seller’s employees that Purchaser desires to employ.  Seller makes no representation or warranty regarding the availability of any of its employees.

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8.           Costs, Expenses, and Prorations.

8.1           Property Taxes.  Under the terms of the Leases, the tenant is responsible for payment of all real property taxes directly to the taxing authorities and CAM charges, if applicable.  Attached as Schedule 8.1 is a copy of the real property tax bills for year 2008 and an email dated September 16, 2009 from Seller listing the estimated real and personal taxes for the Premises, which Seller has paid in full.  Real property taxes for year 2009 will be prorated based upon these tax bills unless estimated tax payments are made under any of the Leases.  Personal property taxes with respect to the Businesses and the Purchased Assets for year 2008 and prior years will be the sole responsibility of Seller.  Personal property taxes for year 2009 will be prorated based upon the most recently available tax bills.

8.2           Utilities.  Seller will use reasonable efforts to cause utilities to be transferred on the Closing Date.  Bills for utilities, telephone service, and other items not specifically provided for this Agreement or which are not separately billed and which relate to a period prior to or after the Closing Date, the amounts of which are unknown as of the Closing Date, will be prorated as of the Closing Date between Purchaser and Seller and paid when the invoices therefor are received.

8.3           Transaction Costs.  Each party will be responsible for all other costs and expenses, including attorneys’ fees and other professional fees, incurred by it in connection with this matter or for deliveries required to be made by the party.

8.4           Intentionally Omitted.

8.5           Transfer Taxes.  All State of Georgia documentary and transfer taxes arising out of the sale of the Purchased Assets, if any, will be paid by Seller.  Seller will pay the costs of obtaining or recording any lien releases with respect to the Purchased Assets necessary to convey free and clear title thereto to Purchaser.

8.6           Closing Costs.  Each party shall bear one half the costs of escrow. All transfer taxes and fees to remove any liens on the Purchased Assets shall be paid by Seller.  All other customary closing costs shall be borne equally by each party.  Each party shall pay the fees and expenses of its own attorneys.

9.           Additional Representations, Warranties and Covenants of Seller.  To induce Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement, and in addition to the representations, warranties, and covenants set forth elsewhere in this Agreement, Seller represents, warrants, and covenants, as of the date hereof and as of the Closing Date, as follows:

9.1           No Disability.  Seller is not under any legal or other disability that would limit the ability of Seller to enter into this Agreement, to conduct the Businesses, and to own, operate, and lease its properties as and in the places where the Businesses are now conducted and the properties are now owned, leased, or operated.

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9.2           Right to Transfer.  Subject to receipt of the Lender Release Instructions, Seller has full right, title, and authority to sell, transfer, and assign, as applicable, the Purchased Assets; and as of the Closing Date, there will be no liens, claims, charges, obligations, or encumbrances (including~~,~~ taxes other than those not yet due and payable) against the Purchased Assets, except as otherwise disclosed in writing to Purchaser.

9.3           Binding Obligations.  This Agreement, the Lease Assignments, and all other documents executed or to be executed by Seller pursuant to this Agreement each constitute, or when executed, will constitute the valid obligations of Seller, legally binding upon Seller and enforceable against Seller in accordance with their terms.

9.4           No Conflict.  Subject to receipt of and compliance with the Lender Release Instructions, the execution, delivery, and performance of this Agreement and the agreements contemplated in this Agreement to which Seller is a party do not and will not violate the provisions of (a) any mortgage, indenture, security agreement, contract, undertaking, or other agreement to which Seller is a party or which is binding upon Seller or any of its property or assets; or (b) any law, regulation, judgment, or order which is binding upon Seller or any of its property or assets.

9.5           No Breaches.  Subject to receipt of and compliance with the Lender Release Instructions and the effect of Seller’s insolvency, Seller is not in breach of any contract or agreement regarding the Purchased Assets, the Businesses, or the Premises and, there is and as of the Closing Date will be no basis for the assertion against Seller, the Purchased Assets, the Businesses or the Premises of any liens, claims, charges, encumbrances, liabilities, debts, or obligations, whether due or to become due, including liabilities or obligations on account of taxes (but excluding, taxes, if any, arising out of this transaction) or other governmental charges which could have a material adverse affect or cause a lien upon the Purchased Assets, or materially diminish the rights acquired by Purchaser pursuant to this Agreement.  Seller has filed, or will file, all tax returns (including information returns and reports, and returns relating to income taxes, property taxes, personal property taxes, and sales taxes) required of it in connection with the Businesses and has paid all taxes which have become due and payable in connection with the Businesses, except as otherwise disclosed in writing to Purchaser.

9.6           Consents.  Other than with respect to Seller’s lender’s consent (evidenced by delivery of the Lender Release Instructions) and for any consents required to assign the Leases to Purchaser, no consent or approval of any other party (including any lending institution or any governmental authority, bureau, or agency) is required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or the agreements contemplated by this Agreement, other than consents or approvals which have been or will be obtained and delivered to Purchaser on or before the Closing Date.

9.7           Litigation.  There is no action, suit, or proceeding pending or, to the knowledge of the Seller, threatened against or affecting Seller, the Purchased Assets, the Businesses, or the Premises before any federal or state court or governmental department, commission, board, bureau, agency, or instrumentality (including the Georgia Department of Labor and the federal Equal Employment Opportunity Commission), or which would have a materially adverse effect on the Businesses, the Premises, or the Purchased Assets or prevent the sale, transfer, and assignment of the Businesses and the Purchased Assets as contemplated by this Agreement.

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9.8           Assets and Condition.  The Purchased Assets are the sole property of Seller, constitute all of the property needed to conduct the Businesses as currently conducted (including all equipment, utensils, small wares and other items required as of the Closing Date to operate the Businesses consistent with Seller’s past practices) and, are in normal operating condition, substantially free from any material defects, damages, or malfunction that would have an adverse impact on the Businesses taken as a whole.  Other than the Premises and any Assumed Contracts, none of the Purchased Assets are leased by Seller.  If any of the Purchased Assets are subject to a manufacturer’s warranty or any service agreement, Seller will assign the warranty or service agreement to Purchaser to the fullest extent permitted by the manufacturer or service provider.  Any prepayment of the contracts will be solely for the benefit of Purchaser.

9.9           Licenses.  Other than ordinary business licenses issued by applicable state and local licensing authorities (which Seller currently has in full force and effect), there are no licenses, permits, or other governmental or regulatory authorizations needed to conduct the Businesses.

9.10         Financial Statements.

  (a)           The (i) State of Georgia Sales Tax Returns of Seller and (ii) the financial statements available (including balance sheets and profit and loss and gross revenue statements), for the Restaurants attached as Schedule 9.10 are true, correct, and complete in all material respects.

  (b)           Seller Financial Condition.  Purchaser has been informed and is aware of Seller’s financial condition and intent to file for Chapter 7 relief under the United States Bankruptcy Code shortly after consummation of the Closing.  Seller is entering into the transaction contemplated hereby for the benefit of its secured and unsecured creditors and will not receive any Purchase Price proceeds.  Accordingly, Purchaser acknowledges Seller's ability to comply with any post closing covenants, indemnities or other such obligations may be severely restricted or denied

9.11          Other Disputes.  To the best of Seller’s Knowledge, and subject to Purchaser’s actual knowledge, there are no landlord disputes, material customer dissatisfaction, licensing problems, material supplier dissatisfaction, material equipment malfunction or defect, or material and unfavorable employee relations relating specifically to the Businesses, which is likely to materially adversely affect the value of the Purchased Assets or the conduct of the Businesses as presently conducted.

9.12          Utilities.  All utilities necessary for the conduct of the Businesses at the Premises are in normal working order and are reasonably adequate for the present needs of the Premises and the Businesses.  To the best of knowledge of Seller, there are no facts or circumstances that will result in the termination of the present access from the Premises to utility services, or from the Premises to existing streets, highways, and roads adjoining the Premises.  Seller has no knowledge, and has not received notice, that any of the Premises are or will be subjected to or affected by (a) any special assessments, whether or not presently a lien thereon, or (b) any condemnation, eminent domain, or similar proceedings.

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9.13           Compliance with Laws.  With respect specifically to the Businesses and subject to the following sentence, Seller is and has been at all times in the past, in material compliance with all laws, rules, ordinances, governmental regulations, and orders of all governmental authorities and/or jurisdictions (collectively “Applicable Laws”) applicable to the operation of the Businesses at the Premises, including Applicable Laws relating to zoning, building, public health, and access, plumbing, electrical, fire, occupational safety, pollution, environmental protection, and waste disposal matters.  To the best of knowledge of Seller, at the time of construction, the Premises were constructed in material compliance with the American with Disabilities Act (the “ADA”).  All “readily achievable barrier removal” (as defined in the ADA) has been accomplished.  Seller has not received any Health Department or other governmental citation with respect to the Premises, the Businesses and/or the Purchased Assets which has not been cured.

9.14           Brokers.  Seller and Purchaser represent and acknowledge that no broker’s commission or finders fee is payable with regard to this transaction.  Purchaser and Seller each agrees to indemnify and hold the other harmless from and against any and all liability, claims, demands, damages or costs of any kind arising from or connected with any broker’s or finder’s fee or commission or charge claimed to be due any person arising from the other party’s conduct with respect to this transaction.

9.15           Full Disclosure.  To the best of Seller’s knowledge, no representation or warranty by Seller contained in this Agreement, nor any statement, certificate, schedule or exhibit furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, nor any document or certificate delivered to Purchaser pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

9.16           Other Contracts.  Other than with respect to the Lease and the Assumed Contracts and any agreement entered into by Purchaser, Seller is not a party to (in its own name or as successor in interest), or bound by, any written or oral (a) lease or sublease with respect to any personal property as lessor, lessee, sublessor, or sublessee which could be binding upon or deemed assumed by Purchaser after the Closing Date; (b) contract or commitment involving an obligation of Seller of more than $500.00 during any 12-month period which could be binding upon or deemed assumed by Purchaser after the Closing Date; (c) contract or commitment under which Seller has assumed, guaranteed, endorsed, or otherwise become liable in connection with the obligation of any person, firm, or corporation which could be binding upon or deemed assumed by Purchaser after the Closing Date; (d) barter or other trade or exchange arrangement which could be binding upon or deemed assumed by Purchaser after the Closing Date; (e) contract or other arrangement or understanding not included above which (i) was not made in the ordinary course of the business of Seller; or (ii) is material to the operation of the Businesses; (f) contract with any labor union which could be binding upon or deemed assumed by Purchaser after the Closing Date; (g) any contract directly relating to the Purchased Assets other than the Assumed Contracts; (h) any contract or commitment involving any profit sharing, pension, bonus percentage compensation, stock option or warrants, sick pay, vacation pay, severance pay, health care, or other fringe benefit arrangement which will be binding upon or assumed by Purchaser after the Closing Date in connection with the acquisition of the Purchased Assets; or (i) any loan or financing arrangement encumbering the Purchased Assets which encumbrance will not be released on or before the Closing Date subject to compliance with the Lender Release Instructions.

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9.17           Further Assurance.  Seller will, at any time and from time to time after the Closing Date, upon the reasonable request of Purchaser, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, all further documents as may be required to confirm (a) the title of the Purchased Assets sold, transferred, and assigned to Purchaser; and (b) the possession by Purchaser of the property purchased by it pursuant hereto.

10.         Representations and Warranties of Purchaser.  Purchaser represents and warrants as of the date hereof and as of the Closing Date, as follows:

10.1           Due Organization.  Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is duly qualified to do business in the State of California and Georgia.

10.2           Authority.  Purchaser has full right, title, and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

10.3           Valid Obligations.  This Agreement and the agreements contemplated by this Agreement to which Purchaser is a party constitute, or when executed, will constitute the valid obligation of Purchaser legally binding upon it and enforceable against it in accordance with their terms.

10.4           No Violations.  The execution, delivery, and performance of this Agreement and the agreements contemplated in this Agreement do not and will not violate the provisions of (a) the articles of incorporation or bylaws of Purchaser; (b) any mortgage, indenture, security agreement, contract, undertaking, or other agreement to which Purchaser is a party or which is binding upon Purchaser; or (c) any law, regulation, judgment, or order which is binding upon Purchaser.

10.5           Approvals.  No consent or approval of any other party (including any lending institution or any governmental authority, bureau, or agency) is required in connection with the execution, delivery, performance, validity, or enforceability of this Agreement or the agreements contemplated by this Agreement.

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11.           Bulk Transfer Compliance.  Seller believes that the “Bulk Transfer” provisions of the Uniform Commercial Code as adopted in Georgia do not apply to Seller or to the transactions contemplated hereby.  Seller and Purchaser hereby acknowledge and agree that, to expedite the closing of the transactions pursuant to this Agreement, Seller shall be under no obligation to comply with any “Bulk Transfer” provisions of the Uniform Commercial Code, if applicable. Seller shall pay all of its accounts payable in accordance with the terms hereof; and Seller shall indemnify and hold harmless Purchaser, upon demand, from and against any and all liability incurred by Purchaser by reason of Seller's failure to pay any accounts payable not assumed by Purchaser or by reason of the failure of Purchaser to comply with the requirements of such Bulk Transfer provisions, if applicable.

12.           Survival and Expiration.  All of the representations, warranties, and covenants of Seller and Purchaser set forth in this Agreement will survive the consummation of the transactions contemplated by this Agreement for a period of one year following the Closing Date and shall thereafter terminate, unless a notice of claim (in accordance with Section 14.1, below), has previously been given.  Upon the issuance of a notice of claim, the representation, warranty, or covenant with respect to which the notice of claim was given will thereafter continue to survive with respect to all matters covered by the notice of claim until fully resolved.

13.           Indemnification.

 13.1           By Seller.  Seller will indemnify, defend, and hold harmless Purchaser, on an after-tax basis, from and against any and all loss, liability, damage, or deficiency (including interest, penalties, and reasonable attorneys’ fees) arising out of or due to:  (a) a breach of, or inaccuracy in, any representation, warranty, or covenant made by Seller and contained in this Agreement or any other document executed pursuant to this Agreement; (b) any and all taxes (local, State, or Federal) owed by Seller relative to the Businesses or the Purchased Assets for any period before the Closing Date, except any sales taxes payable on account of the transaction contemplated by this Agreement; (c) any liability, debt, obligation, account payable, contract, or agreement of Seller not expressly assumed by Purchaser, or if assumed by Purchaser, which arises or is allocable to a period before the Closing Date; or (d) any and all demands made by claimants or employees of Seller against Seller or Purchaser relating to periods before the Closing Date, including any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses.

 13.2           By Purchaser.  Purchaser will indemnify, defend, and hold harmless Seller, on an after-tax basis, from and against any and all loss, liability, damage, or deficiency (including interest, penalties, and reasonable attorney’s fees) arising out of or due to:  (a) a breach of, or inaccuracy in, any representation, warranty, or covenant made by Purchaser and contained in this Agreement or any other document executed pursuant to this Agreement; (b) any material misrepresentation made by Purchaser in any other document delivered to Seller; or (c) any and all demands made by claimants or employees of Purchaser against Seller or Purchaser first arising and relating to periods on or after the Closing Date, including any and all actions, suits, proceedings, demands, assessments, judgments, costs, and legal and other expenses.

14.           Claims for Indemnification.  Whenever any claim arises for indemnification under Section 13, the following provisions will apply:

  14.1           Notice of Claim.  The person asserting a right to indemnification (the “indemnitee”) will promptly notify the person from whom indemnification is sought (the “indemnitor”) of the claim and, when known, the facts constituting the basis for the claim.  The notice will be accompanied by any evidence of the claim in the indemnitee’s possession or a description of the basis for the claim if other evidence is unavailable.

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14.2           Third Party Claims.  If any claim for indemnification results from or in connection with any claim or legal proceeding by a person who is not a party to this Agreement (each, a “Third Party Claim”), the notice will also specify, if known, the amount or an estimate of the amount of the liability arising from the Third Party Claim.  With respect to any Third Party Claim, no indemnitee will settle or compromise or enter into any binding agreement to settle or compromise, or consent to entry of any judgment arising from, the claim, except in accordance with Section 14.3 of this Section or to the extent provided in Section 14.4.

14.3           Defense of Claims.  The indemnitor will undertake the defense of any Third Party Claim by representatives of its own choosing reasonably satisfactory to the indemnitee.  The indemnitee will participate in the defense of a Third Party Claim with advisory counsel of its own choosing at its own expense.  If the indemnitor, within a reasonable time after notice of any Third Party Claim, fails to defend, the indemnitee may undertake the defense, compromise, or settlement of the Third Party Claim on behalf of or for the account of the indemnitor, at the expense and risk of the indemnitor.

14.4           Settlement.  An indemnitor may not, without the written consent of the indemnitee, settle or compromise any Third Party Claim or consent to entry of any judgment (a) that imposes injunctive or similar relief against the indemnitee limiting the indemnitee’s freedom of action, or (b) that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnitee an unconditional release from all liability with respect to the Third Party Claim.

15.          Pre-Closing Covenants.  Seller covenants that through the Closing Date:

15.1           Obligations.  Seller will perform all of its obligations under all agreements (acknowledging, however, Seller’s insolvency and loan defaults), contracts and instruments relating to or affecting the Purchased Assets and the Businesses.

15.2           Compliance.  Seller will comply in all material respects with all Applicable Laws.

15.3           Other Agreements.  Seller will not enter into or assume any agreement, contract, or commitment, except in the ordinary course of business, disposing of or altering any of the Purchased Assets or the ability of Seller to convey the Purchased Assets.

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15.4           Maintain Business and Property.  Seller will maintain, at its sole expense, all of the Purchased Assets in normal repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted.  In the event of any fire or casualty, Seller will promptly notify Purchaser; and at the option of Purchaser, (a) this Agreement will terminate, and neither party will have any further rights, liabilities, or obligations under this Agreement, or (b) this Agreement will remain in full force and effect, and Seller, at the time of the Closing Date, will transfer and assign to Purchaser all of Seller’s right, title, and interest in and to the insurance proceeds received or to be received by reason of the damage or destruction, as a result of the damage or destruction, in addition to the other items to be delivered at Closing in accordance with this Agreement.  This option will be exercised by Purchaser by delivering to Seller written notice of exercise on or before the 2nd day following the date on which Purchaser receives from Seller written notice of the damage or destruction and the amount of insurance proceeds available as a result of the damage or destruction.  If Purchaser fails to exercise this option within the 2-day period, then Purchaser will be deemed to have elected to proceed with Closing and receive the insurance proceeds.

  Seller will not make any material changes to the manner in which the Businesses are conducted prior to Closing without Purchaser’s prior written consent.  Without limiting the generality of the foregoing, Seller will not transfer employees or equipment to or from the Restaurants, or otherwise remove from the Premises any of the items used in connection with the Businesses, except for sale of products made from the Supplies to customers in the ordinary course of business and except as otherwise performed with the consent of Purchaser.

15.5           No Contracts or Commitments.  Seller will not enter into any contract relating to the Purchased Assets or the Businesses extending beyond the Closing Date without Purchaser’s prior written approval.

15.6           Maintain Insurance.  Seller will maintain insurance upon all of the Purchased Assets and with respect to the conduct of the Businesses in at least the amounts and of the kinds that were maintained as of the date of this Agreement.

15.7           No Mortgages.  Seller will not subject any of the Purchased Assets to any additional mortgage, pledge, or lien.

15.8           Litigation.  Seller will promptly notify Purchaser in writing of any judgments, orders or decrees entered or any suits, actions, claims, administrative proceedings or labor negotiations instituted, threatened, or asserted by or against Seller, after the date of this Agreement and before the Closing Date.

15.9           Notice of Changes.  Seller will promptly advise Purchaser in writing of any adverse change in the financial condition, operation, business, properties, or prospects of Seller relative to the Purchased Assets, the Premises or the Businesses.

15.10        Cooperation.  Seller will cooperate with Purchaser in securing all necessary licenses, approvals, consents, and estoppel letters required by this Agreement or as may be requested under the Lease Agreements.

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16.         Conditions Precedent to Obligations of Purchaser.  The following constitute conditions precedent to Purchaser’s obligations to consummate the transactions contemplated by this Agreement, and the failure of any of these condition will give Purchaser the option of terminating this Agreement.

16.1           Due Diligence. Purchaser’s approval on or before the Deadline of the Due Diligence Documents referenced in paragraph 4.3 and all matters of title, survey or other investigations, prior to the Deadline.

16.2           Intentionally Omitted.

16.3           Representations and Warranties.  All representations and warranties of Seller contained in this Agreement will be true and correct as of the Closing Date; Seller will have complied with, performed, or satisfied all agreements, covenants, and conditions required by this Agreement to be complied with, performed or satisfied by it; and, Seller will have delivered to Purchaser a certificate to that effect or stating, which, if any, representations are no longer true or the extent of modification.

16.4           Absence of Changes.  Since the date of this Agreement, there have not occurred any material adverse change in the condition (financial or otherwise), business, properties, assets, or prospects of Seller of the Businesses, or of the Premises.

16.5           Actions.  No action, suit, or proceeding will have been instituted before a court or governmental body, or instituted or threatened by any governmental agency or body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement, which has not been disposed of to the satisfaction of Purchaser.

16.6           Consents.  Seller will have received and delivered to Purchaser written consents to the transfer or assignment to Purchaser of (a) the Purchased Assets and (b) all agreements, licenses, and other material contracts to be assumed by Purchaser pursuant to this Agreement, including the Lease Assignment, where the consent of any other party to any such contract may, in the opinion of Purchaser’s counsel, be required for assignment or transfer.

16.7           Tax Clearance Certificates.  Seller will have applied for Georgia state, county, and (where applicable) city tax clearance certificates.

17.         Conditions Precedent to Obligations of Seller.  The following will constitute conditions precedent to Seller’s obligations to consummate the transactions contemplated by this Agreement, and the failure of any of these conditions will give Seller the option of terminating this Agreement (which will result in termination of this Agreement in full).

17.1           Representations and Warranties.  The representations and warranties of Purchaser contained in Section 10 will be true and correct as of the Closing Date; Purchaser will have complied with, performed, or satisfied all agreements, covenants, and conditions required by this Agreement to be complied with, performed, or satisfied by it; and, Purchaser will have delivered to Seller a certificate to that effect.

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17.2           Actions.  No action, suit, or proceeding will have been instituted before a court or governmental body, or instituted or threatened by any governmental agency or body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement, which has not been disposed of to the satisfaction of Seller.

17.3           Consents.  Seller will have received written consents to the transfer or assignment to Purchaser of (a) the Purchased Assets, and (b) all agreements, licenses, and other material contracts to be assumed by Purchaser pursuant to this Agreement, including without limitation the Lease Assignments, where the consent of any other party to any such contract may, in the opinion of Seller’s counsel, be required for assignment or transfer.

18.          Documents Delivered at Closing.  Execution and delivery of the following documents, in form and substance acceptable to counsel for Purchaser and Seller will also be conditions precedent to Closing:

(a)           A Bill of Sale in the form attached hereto as Exhibit “G”;

(b)           The Termination of Franchise Rights in the form attached hereto as Exhibit “A” for each Franchise Agreement and Development Agreement;

(c)           The Assumed Contracts Assignments;

(d)           The Assignment and Assumption of Lease Agreement for each Lease;

(e)           Estoppel Certificate and Consent to Assignment for each Lease;

(f)           An Officer’s Certificate from the Secretary of Purchaser, certifying as true and correct the authority of the signatories, dated as of the Closing Date;

(g)           A certificate of good standing and existence of Purchaser in the State of Delaware and authority to transact business in the State of California, each of which was issued not more than 30 days before the Closing Date by the respective Secretary of States;

(h)           The “bring down” certificates described in Sections 16.1 and 17.1 above;

(i)           The Acknowledgment;

(j)           All other customary documents reasonably necessary to evidence compliance by Purchaser and Seller with the terms and conditions set forth in this Agreement;

(k)           The closing statement reflecting the Purchase Price, prorations, and disbursements made to effect the sale contemplated hereby; and

(l)           The Memorandum of Assignment of Lease in the form attached hereto as Exhibit “H” for each of the Leases.

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19.         Intentionally Omitted.

20.         Release.  Seller absolutely and forever releases and discharges Purchaser and its predecessors, affiliates, direct and indirect subsidiaries, successors, assigns, agents, employees, attorneys, and the respective officers, directors, shareholders, heirs, executors, and representatives of each of the foregoing, and from and against any and all obligations, actions, proceedings, losses, claims, demands, damages, debts, liabilities, accounts, costs, expenses, attorney's fees, liens, and causes of action of every kind and nature whatsoever ("Released Matters"), whether now known or unknown, suspected or unsuspected, which Seller now has, owns, or holds, or at any time heretofore ever had, owned, or held, pertaining to, arising out of, or in connection with the Franchise Agreements and/or the Leases and/or the business relationship between Seller, on the one hand, and Purchaser on the other hand, including claims relating to any violation of any state or federal franchise law, rule, or regulation in connection with Seller’s purchase of the Franchise Agreements, or the relationship between the parties, excepting only those continuing obligations of Seller and Purchaser described in Section 21 below and their obligations under this Agreement and the documents executed in connection with this Agreement.

20.1           Waiver.  Seller acknowledges that he is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected the settlement with the debtor."

Seller waives and relinquishes every right or benefit which he has under Section 1542 of the Civil Code of the State of California, and any similar statute under any other state or federal law, to the full extent that he may lawfully waive that right or benefit pertaining to the subject matter of this Release.  In connection with this waiver and relinquishment, with respect to the Released Matters, Seller acknowledges that he is aware that he may hereafter discover facts in addition to or different from those which he now knows or believes to be true with respect to the subject matter of this release, but that it is his intention hereby fully, finally, and forever, to settle and release all Released Matters, disputes, and differences, known or unknown, suspected or unsuspected, which now exist, may exist, or heretofore existed, and in furtherance of that intention, the release given in this Section 20 will be and remain in effect as a full and complete release, notwithstanding the discovery or existence of any such additional or different facts.

21.         Intentionally Omitted.

22.         Miscellaneous.

22.1           Benefit.  This Agreement will be binding upon and inure to the benefit of Seller, Purchaser, and their respective heirs, administrators, executors, assigns, and successors, except as otherwise provided in this Agreement.

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22.2       Notices. Except as otherwise expressly provided in this Agreement, all notices and documents permitted or required to be delivered by the provisions of this Agreement will be delivered by hand, by telegraph or confirmed facsimile transmission, by overnight courier service, or by deposit with United States mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid, and will be deemed delivered at the time delivered by hand, one business day after transmission by confirmed facsimile transmission, two business days after deposit with overnight courier service for “Priority” delivery, or seven business days after placement in the United States mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid, and addressed as follows:

In the case of Seller:

Fiesta Brands, Inc.
Attn: Christopher Elliot/Joseph Uhl
2110 Powers Ferry Road, Suite 270
Atlanta, GA 30339
Facsimile:  (678) 578-7970

With concurrent copy to:
Cohen Pollock Merlin & Small, P.C.
3350 Riverwood Parkway, SE, Suite 1600
Atlanta, GA  30339-3359
ATTN:  Steven A. Fetter and Karen White
Email: sfetter@cpmas.com; kwhite@cpmas.com

In the case of Purchaser:

El Pollo Loco, Inc.
Attn:  Jerry Lovejoy
3535 Harbor Blvd, Suite 100
Costa Mesa, CA 92626
Facsimile:  (714) 599-5585

22.3       Governing Law.  This Agreement and all rights, obligations, and liabilities arising under this Agreement will be construed and governed by the substantive law of California, without giving effect to the principles of conflicts of law thereof.

22.4.      Construction.  In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement will nevertheless be binding with the same effect as though the void parts were deleted.

This Agreement was negotiated and drafted jointly by the parties, and will not be construed either for or against either party.  All words and phrases (except as specifically defined in this Agreement) are used in their normal, everyday sense or (where necessary to the context) in the sense used in the restaurant industry.

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  The verb “to include” (and its variation “including”) is always used in the non-exclusionary sense (as if followed by the phrase “but [is] not limited to”).

22.5           Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will constitute an original, but all of which together will constitute but a single document.  Execution and delivery of this Agreement may also be made by facsimile transmission.

22.6           Entire Agreement.  This Agreement, together with the written agreements executed contemporaneously with this Agreement or as contemplated by this Agreement will contain the entire Agreement of the parties, and no representations, warranties, covenants, or agreements not embodied or incorporated herein or therein, oral or otherwise, will be of any force of effect.

22.7           Headings.  The headings or titles of the paragraphs of this Agreement are for convenience only, are not a part of this Agreement and will not be used as an aid in the construction of any provision hereof.

22.8           Waiver.  A waiver of any breach of this Agreement under by any party will not constitute a waiver by that party of any other breach or a waiver by that party of the same breach on any other occasion; and, to be effective, any waiver must be in writing.

22.9           Attorney’s Fees.  Should any action, proceeding, or arbitration arise by virtue of a dispute concerning this Agreement between the parties, the prevailing party will be entitled to recover reasonable attorney’s fees and associated court costs from the non-prevailing party.

22.10         Further Assurances.  Each party agrees that, upon request of the other, it will from time to time execute and deliver to the other party all instruments and documents of further assurance or otherwise and will do any and all acts and things as may be reasonably required to carry out the obligations of the parties hereunder and to consummate the transactions provided for and contemplated hereby.

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IN WITNESS WHEREOF, Seller has duly executed and delivered this Agreement, and Purchaser has caused this Agreement to be executed and delivered by its duly authorized officers, all as of the day and year first above written.

SELLER:
FIESTA BRANDS, INC.,
a Delaware corporation

By:	/s/ Christopher P. Elliott
Christopher P. Elliott
Its: CEO and President

By:	/s/ Joseph M. Uhl
Joseph M. Uhl
Its: COO

PURCHASER:
EL POLLO LOCO, INC.,
a Delaware corporation

By:	/s/ Brian Carmichall
Brian Carmichall
Its: Vice President, Development

Acknowledged and Agreed to for Purposes of Section 2.1 only:

General Electric Capital Corporation, a Delaware corporation

By:
Printed Name: ______________________________________
Its: Authorized Signatory

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INDEX TO SCHEDULES AND EXHIBITS

Schedule 1.1(a) – Furniture, Fixtures and Equipment
Schedule 1.1(a)(i) – Additional FFE
Schedule 1.1(b) – Assumed Contracts
Schedule 1.1(f) – Listing of all Amendments, Addendums, or other Modifications of the Lease
Schedule 1.1(k) – Licenses and Operating Permits
Schedule 2.2 – Allocation of Purchase Price
Schedule 6 – Acknowledgement of Cash Tills
Schedule 7.1 – Employee Listing
Schedule 8.1 – Real Property Tax Bills for 2008 and Email from Seller dated September 16, 2009
Schedule 9.10 – Financial Statements
Exhibit A – Termination of Franchise Rights
Exhibit B – Assumed Contracts Assignment
Exhibit C – Form of Assignment and Assumption of Lease Agreement
Exhibit D – Form of Landlord’s Estoppel Certificate
Exhibit E - Reserved
Exhibit F - Reserved
Exhibit G – Bill of Sale

Exhibit “A”

TERMINATION OF FRANCHISE RIGHTS

This Termination of Franchise Rights (the "Agreement") is made as of this 24th day of September, 2009, by and between EL POLLO LOCO, INC., a Delaware corporation (the "Company") and FIESTA BRANDS, INC., a Delaware corporation ("Franchisee").

RECITALS

A.           The Company and Franchisee entered into that certain El Pollo Loco Franchise Agreement and Amendment to the Franchise Agreement dated April 2007 (collectively, the “Franchise Agreement #1”) , pertaining to the operation of an El Pollo Loco Restaurant (“Unit #3631”) located at 885 Thornton Road, Lithia Springs, Georgia (the "Restaurant #1").  Franchisee is the sole tenant under that certain Lease dated March 23, 2007 as assigned on March 31, 2009, with respect to Restaurant #1, (the “Lease #1”).

B.           The Company and Franchisee entered into that certain El Pollo Loco Franchise Agreement and Amendment to the Franchise Agreement dated May 2007 (collectively, the “Franchise Agreement #2”) , pertaining to the operation of an El Pollo Loco Restaurant (“Unit #3616”) located at 3979 Buford Hwy., Atlanta, Georgia (the "Restaurant #2"). Franchisee is the sole tenant under that certain Lease dated April 25, 2007, as amended by the First Amendment of the Lease on June 8, 2007, Second Amendment of the Lease, Third Amendment of the Lease on July 3, 2008 with respect to Restaurant, (the “Lease #2”)

C.           The Company and Franchisee entered into that certain El Pollo Loco Franchise Agreement and Amendment to the Franchise Agreement dated June 2007 (collectively, the “Franchise Agreement #3”) , pertaining to the operation of an El Pollo Loco Restaurant (“Unit #3632”) located at 895 Holcomb Bridge Rd., Roswell, Georgia (the "Restaurant #3"). Franchisee is the sole tenant under that certain Lease dated May 4, 2007 with respect to Restaurant, (the “Lease #3”)

D.           The Company and Franchisee entered into that certain El Pollo Loco Franchise Agreement and Amendment to the Franchise Agreement dated January 24, 2008 (collectively, the “Franchise Agreement #4”) , pertaining to the operation of an El Pollo Loco Restaurant (“Unit #3661”) located at 2521 SE Cobb Parkway, Atlanta, Georgia (the "Restaurant #4"). Franchisee is the sole tenant under that certain Lease dated September 10, 2007, as amended by the First Amendment of the Lease on May 22, 2008 with respect to Restaurant, (the “Lease #4”)

E.           The Company and Franchisee (as Developer) entered into that certain El Pollo Loco Franchise Development Agreement dated August 10, 2009 (the “Development Agreement”), pertaining to the development of fifty (50) El Pollo Loco Restaurants  (includes option of twenty-five (25) El Pollo Loco restaurants) in a selected territory as described in Exhibit “A” of the Development Agreement (the “Territory”), such restaurants to be developed pursuant to the development schedule contained in Exhibit “B” of the Agreement (the “Development Schedule”).

F.           The Company and Franchisee entered into those certain El Pollo Loco Franchise Agreements and Amendments to the Franchise Agreements with respect to El Pollo Loco® restaurants identified as Unit No. 3655 (2045 Marketplace Blvd., Ste. A-100, Cumming, GA), Unit No. 3636 (5375 Fairington Road, Lithonia, GA), 3635 (2390 Dallas Hwy, SW, Marietta, GA) and Unit No.3633 (1999 Lake Road, Hiram, GA) (the “Closed Business Franchise Agreements”).

G.           WHEREAS, Franchise Agreement #1, Franchise Agreement #2, Franchise Agreement #3, Franchise Agreement #4 and4, Development Agreement and the Closed Business Franchise Agreements may be collectively referred to in this Agreement as the “Franchise Agreements.”

H.           WHEREAS, Restaurant #1, Restaurant #2, Restaurant #3 and Restaurant #4 may be collectively referred to in this Agreement as the “Restaurants.”

I.           WHEREAS, Premises #1, Premises #2, Premises #3 and Premises #4 may be collectively referred to in this Agreement as the “Premises.”

J.           WHEREAS, the Company and Franchisee have entered into an Asset Purchase Agreement dated September ___, 2009 (“Asset Purchase Agreement”), whereby Company is purchasing the assets of the Restaurants and certain of the assets from the premises related to the Closed Business Franchise Agreements from Franchisee.

K.           WHEREAS, the Company and Franchisee now desire to terminate the Franchise Agreements upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

AGREEMENT

1.0           Termination

1.1           Provided the parties comply with all the terms and provisions of this Agreement, the Franchise Agreements and, except as otherwise specifically provided herein, all rights, interests, obligations, and liabilities of the parties thereunder shall terminate effective as of the date of the closing pursuant to the Asset Purchase Agreement ("Closing Date").
2.0           Obligations of Franchisee upon Termination

2.1           Upon the Closing Date, Franchisee shall immediately return to the Company any of the Company's manuals, trade secrets, proprietary information, rights, interests, policies, procedures, techniques, methods and materials acquired by Franchisee in connection with the franchise relationship established by the Franchise Agreements, including, but not limited to, the following:

Exhibit G – Form of Bill of Sale and Assignment

a.           Specifications, recipes and descriptions of food products;

b.           Company manuals, memoranda, bulletins, forms, reports, instructions, directives and supplements thereto;

c.           Any training methods or materials provided by the Company;

d.           Brochures, posters and other advertising materials; and

e.            Any other items containing any of the Company's trademarks, trade names, service marks, logo types, labels, designs and other identifying symbols and names pertaining thereto.

3.0	Indemnification

3.1             Franchisee agrees to indemnify, defend and hold Company, its parent companies, and all subsidiaries and affiliates thereof, and the officers, directors, employees and representatives of such corporations, harmless from and against any and all claims, obligations, liabilities, expenses, damages, actions and causes of action that may arise from Franchisee’s acts or omissions regarding operation of the Restaurants.

4.0          Consideration

4.1           Franchisee acknowledges full responsibility for all amounts that are now due and payable and which become due and payable to the Company, its subsidiaries or affiliates under the Franchise Agreements, including, but not limited to, royalty fees and advertising fees, through the Closing Date.  In addition, any amounts accruing before and through the Closing Date which are due to the Company under the Franchise Agreements, but determined after the Closing Date, shall be paid by Franchisee within ten (10) days after the Company’s written demand therefore.  Franchisee agrees to pay interest to the Company on any amounts which may become due to Company from Franchisee, if such are not paid when due, at the rate of fifteen percent (15%) per annum or the maximum interest rate permitted by law, whichever is less.  Franchisee agrees that all Development Fees have been fully earned by Company.

Exhibit G – Form of Bill of Sale and Assignment

5.0           Release of Claims

5.1           Release by Franchisee

Franchisee, on behalf of itself and its heirs, executors, administrators, assigns and successors in interest, does hereby fully release, exonerate and forever discharge Company, its parent companies, and all subsidiaries and affiliates thereof, and all of their respective officers, directors, employees, agents, shareholders, assigns and successors in interest, in their corporate, individual or other capacity (each a “Released Party”), from any and all claims, obligations, liabilities, actions and causes of action of whatsoever nature, in law or equity, whether known or unknown, suspected or unsuspected, which Franchisee now has, has had, or may have hereafter claim to have had, by reason of any matter, omission, cause or event whatsoever that arises on or before the Closing Date, including, but not limited to, any claimed violation or breach of the Franchise Agreements or any violation of federal or state laws and any claim arising out of Franchisee’s operation of the Restaurant under the Franchise Agreements, as well as any representation made in connection therewith.

Franchisee expressly agrees and acknowledges that, in executing this General Release, Franchisee does not rely upon and has not relied upon any representations or statements by any Released Party.  Franchisee expressly agrees and acknowledges that, prior to executing this General Release, it has made such investigation as it deems necessary and has consulted independent legal counsel and other advisors of its own choosing in connection therewith and in connection with the rights it may be relinquishing as a result of the execution of this General Release.  Franchisee expressly assumes the risk of any mistake of fact or law which it may be under in connection with the execution of this General Release and any rights which it may be relinquishing thereby.

Franchisee expressly acknowledges that this General Release includes unknown or unsuspected claims and specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Franchisee UNDERSTANDS AND ACKNOWLEDGES THE SIGNIFICANCE AND CONSEQUENCE OF THIS SPECIFIC WAIVER OF THE PROVISIONS OF Section 1542, and hereby assumes full responsibility for any damage, loss, or liability which it may incur by reason of such waiver.

5.2           Release by Company

Except for claims of indemnification arising pursuant to Section 3.0 above, Company, on behalf of itself and its heirs, executors, administrators, assigns and successors in interest, does hereby fully release Franchisee and its parent, any subsidiary corporation, or affiliate, and all of their respective officers, directors, employees, agents, shareholders, assigns and successors in interest, in their corporate, individual or other capacity (each a “Released Party”), from any and all claims, liabilities, suits or causes of action of whatever kind or nature, in law or equity, whether known or unknown, suspected or unsuspected, which Company now has, has had, or may have hereafter claim to have had, by reason of any matter, act, omission, cause or event relating to Franchisee’s execution of and operation under the Franchise Agreements,  any and guarantees which arises after the Closing Date.  Company hereby expressly releases Christopher P. Elliott and Joseph M. Uhl from their respective guarantees of the obligation of the Franchisee under all Franchise Agreements, including without limitation the Closed Business Franchise Agreements and the Development Agreement and all restrictive covenants related thereto.

Exhibit G – Form of Bill of Sale and Assignment

Company expressly agrees and acknowledges that, in executing this General Release, Company does not rely upon and has not relied upon any representations or statements by any Released Party.  Company expressly agrees and acknowledges that, prior to executing this General Release, it has made such investigation as it deems necessary and has consulted independent legal and other advisors of its own choosing in connection therewith and in connection with the rights it may be relinquishing as a result of the execution of this General Release.  Company expressly assumes the risk of any mistake of fact or law which it may be under in connection with the execution of this General Release and any rights which it may be relinquishing thereby.

Company expressly acknowledges that this General Release includes unknown or unsuspected claims and specifically waives the benefit of the provisions of Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Company UNDERSTANDS AND ACKNOWLEDGES THE SIGNIFICANCE AND CONSEQUENCE OF THIS SPECIFIC WAIVER OF THE PROVISIONS OF Section 1542, and hereby assumes full responsibility for any damage, loss, or liability which it may incur by reason of such waiver.

6.0           No Release of Certain Covenants

6.1           This Termination Agreement shall not terminate those obligations and liabilities of Franchisee, which, by their nature, survive the termination of the Franchise Agreements, including, but not limited to, those obligations relating to indemnification and confidentiality but specifically excluding any covenants of non-competition or other restrictive covenants related to Christopher Elliott, Joe Uhl or other officers/employees of Franchisee.

7.0           Successors and Assigns

7.1           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, employees, representatives, affiliates, heirs, executors and administrators.   Franchisee agrees to assign to Company all rights of and interest in Franchisee to the Leases for the Premises.

Exhibit G – Form of Bill of Sale and Assignment

8.0           Entire Agreement

8.1           This Agreement constitutes the entire agreement between the parties hereto with respect to termination of the Franchise Agreements.  This Agreement may not be amended except in writing, executed by all parties hereto.

9.0           Enforcement of Agreement

9.1           This Agreement shall be construed and enforced in accordance with the laws of the State of California.

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Exhibit G – Form of Bill of Sale and Assignment

10.0           Attorneys' Fees

10.1           In the event of the bringing of any action by any party hereto against another against another hereon or hereunder, or by reason of the breach by such party of any covenant, term or condition contained herein or in connection with any other matter arising out of this Termination Agreement, the party in whose favor final judgment shall be entered shall be entitled to have and to recover from the other party reasonable attorneys' fees to be fixed by the court rendering such judgment.

IN WITNESS WHEREOF, the parties have executed this Termination Agreement as of the day and year first above written.

COMPANY:		FRANCHISEE:
EL POLLO LOCO, INC.,		FIESTA BRANDS, INC.,
a Delaware corporation		a Delaware corporation

By:	s/s Gary Campanaro	By:	/s/ Christopher P. Elliott
	Gary Campanaro		Christopher P. Elliott
	Senior Vice President & CFO		CEO and President
Date:		Date:

		By:	/s/ Joseph M. Uhl
Joseph M. Uhl
COO
Date:

Exhibit G – Form of Bill of Sale and Assignment